Exhibit 99.1

Rentech Nitrogen Partners, L.P. Announces Selected Results and Cash Distribution for Second Quarter 2014

LOS ANGELES--(BUSINESS WIRE)--August 7, 2014--Rentech Nitrogen Partners, L.P. (NYSE: RNF) today announced selected financial results for the three and six months ended June 30, 2014. The partnership is completing its review of impairments of goodwill of its Pasadena facility. The partnership expects an impairment of goodwill, a non-cash item, related to the Pasadena facility in the second quarter of 2014 of up to the remaining balance of approximately $27 million. The partnership currently expects to file its form 10-Q on schedule on Monday, with complete financial results for the periods. In the interest of timely disclosure, the partnership elected to disclose the partial results contained in this press release.

D. Hunt Ramsbottom, CEO of Rentech Nitrogen, said, “Market conditions have improved for our East Dubuque facility, leading us to issue 2014 guidance today of approximately $100 million of Adjusted EBITDA for that facility. The same strength in ammonia prices that is helping results at East Dubuque is hurting our margins at Pasadena. Significantly lower product margins for Pasadena in recent weeks have led us to reduce our outlook for the year, to an Adjusted EBITDA loss of approximately $10 million. We expect to implement a restructured operating plan designed to generate positive Adjusted EBITDA from Pasadena’s fertilizer operations, even in a pricing environment as unfavorable as today’s. Additionally, we have engaged an advisory firm to help us evaluate terminalling proposals we have received, and consider other opportunities to maximize the value of our site along the Houston Ship Channel.”

Mr. Ramsbottom continued, “The East Dubuque facility had a seasonally strong quarter, driven by robust demand and the increased output at that plant. We have locked in the majority of our sales and natural gas purchases for the year for East Dubuque.”

Summary of Selected Results

The partnership currently expects to record in the second quarter an impairment of goodwill related to the Pasadena facility of up to the remaining balance of approximately $27 million. The partnership is completing its review of the goodwill and its impairment related to the Pasadena plant. The partial results reported below do not reflect the impact of any goodwill impairment in the second quarter.

Three Months Ended June 30, 2014

Revenues for the three months ended June 30, 2014 were $113.6 million, compared to $104.0 million for the same period in the prior year. Revenues increased 20% from the prior-year quarter at the East Dubuque, Illinois facility; they decreased 6% over the prior-year quarter at the Pasadena, Texas facility.

Gross margin for the three months ended June 30, 2014 was 25%, compared to 38% for the same period last year.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the three months ended June 30, 2014 was $30.7 million. This compares to $38.4 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

East Dubuque Facility

Revenues for the three months ended June 30, 2014 were $73.9 million, compared to $61.7 million for the same period last year. The increase was the result of higher ammonia and UAN deliveries, partially offset by lower sales prices for ammonia and UAN.

Average sales prices per ton for the three months ended June 30, 2014 were 26% lower for ammonia and 14% lower for UAN, as compared with the same period last year. These two products comprised 88% of the total revenues for the three months ended June 30, 2014 and 84% of total revenues for the same period last year. The decreases in sales prices for ammonia and UAN were consistent with the decline in global nitrogen fertilizer prices between the two periods. These decreases were caused by significantly higher levels of low-priced urea in the global market, particularly from China. Prices were also affected by additional nitrogen fertilizer production brought on line in North America over the last 12 months.

Gross profit was $33.0 million for the three months ended June 30, 2014; this compares to $37.5 million for the same period last year. Gross profit margin for the three months ended June 30, 2014 was 45%, compared to 61% for the same period last year.

Adjusted EBITDA for the three months ended June 30, 2014 for the East Dubuque facility was $36.8 million. This compares to Adjusted EBITDA of $38.9 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Pasadena Facility

Revenues for the three months ended June 30, 2014 were $39.7 million, compared to $42.2 million for the same period last year. A reduction in sales prices for all products was partially offset by an increase in ammonium sulfate sales volumes. Production of ammonium sulfate increased after the completion of the debottlenecking project in December 2013, and sales increased due to favorable weather during the planting season, and an increase in international sales.

Average sales prices per ton dropped by 30% for ammonium sulfate and by 3% for sulfuric acid for the three months ended June 30, 2014, as compared with the same period last year. These two products comprised 93% of the Pasadena facility’s revenues for the three months ended June 30, 2014 and 87% for the same period last year. A higher proportion of export sales, priced lower than domestic sales, contributed to the decline in average product price. A global decline in nitrogen prices, along with higher exports of ammonium sulfate from China, put downward pressure on ammonium sulfate prices. The additional supplies from China originate from new plants that produce ammonium sulfate as a by-product of caprolactam.

Gross loss was $4.7 million for the three months ended June 30, 2014, compared to gross profit of $2.4 million for the same period last year. Gross loss margin for the three months ended June 30, 2014 was 12% compared to gross profit margin of 6% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate, increases in the cost of raw materials and a write-down of inventories. For the three months ended June 30, 2014, the partnership wrote down ammonium sulfate inventory by $2.8 million because production costs exceeded estimated selling prices for that inventory. During the same period last year, the partnership wrote down ammonium sulfate inventory by $1.8 million.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the three months ended June 30, 2014 for the Pasadena facility was a loss of $3.8 million. This compares to Adjusted EBITDA of $2.0 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Six Months Ended June 30, 2014

Revenues for the six months ended June 30, 2014 were $169.9 million, compared to $163.5 million for the same period in the prior year. Revenues increased 6% over the first six months in the prior year at the East Dubuque, Illinois facility; they remained flat over the prior-year six months at the Pasadena, Texas facility.

Gross margin for the six months ended June 30, 2014 was 25%, compared to 38% for the same period last year.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the six months ended June 30, 2014 was $42.2 million. This compares to $59.1 million in the corresponding 2013 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

East Dubuque Facility

Revenues for the six months ended June 30, 2014 were $102.4 million, compared to $96.3 million for the same period last year. Increases in ammonia and UAN deliveries and natural gas sales were partially offset by lower sales prices for ammonia and UAN.

Average sales prices per ton for the six months ended June 30, 2014 were 26% lower for ammonia and 11% lower for UAN, as compared with the same period last year. These two products comprised 80% of the total revenues for the six months ended June 30, 2014 and 81% of total revenues for the same period last year.

Gross profit was $45.4 million for the six months ended June 30, 2014, compared to $56.2 million for the same period last year. Gross profit margin for the six months ended June 30, 2014 was 44%, compared to 58% for the same period last year.

Adjusted EBITDA for the six months ended June 30, 2014 for the East Dubuque facility was $50.2 million. This compares to Adjusted EBITDA of $58.5 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Pasadena Facility

Revenues for the six months ended June 30, 2014 were $67.5 million, compared to $67.3 million for the same period last year. An increase in ammonium sulfate sales volumes was almost completely offset by lower sales prices for all products and lower sales volumes for sulfuric acid and ammonium thiosulfate.

A scarcity of rail cars throughout North America during the first half of 2014 hampered ammonium sulfate deliveries during the period. The Pasadena facility leased rail cars directly to help alleviate the problem, but the inability to move product affected opportunities to pursue additional business. The lack of rail cars also caused storage capacity constraints at the plant that required a curtailment of production for five days in April. Rail availability is now back to normal.

Average sales prices per ton dropped by 34% for ammonium sulfate and by 9% for sulfuric acid for the six months ended June 30, 2014, as compared with the same period last year. These two products comprised 89% of total revenues for the six months ended June 30, 2014 and 86% of total revenues for the same period last year.

Gross loss was $3.4 million for the six months ended June 30, 2014, compared to gross profit of $6.3 million for the same period last year. Gross loss margin for the six months ended June 30, 2014 was 5%, compared to gross profit margin of 9% for the same period last year. The decreases in gross profit and gross profit margin were primarily due to declines in average sales prices for ammonium sulfate and a write-down of inventories. For the six months ended June 30, 2014, the partnership wrote down ammonium sulfate inventory by $2.8 million because production costs exceeded estimated selling prices for that inventory. During the same period last year, the partnership wrote down sulfur, sulfuric acid and ammonium sulfate inventory by $2.3 million.

Adjusted EBITDA, which excludes the impact of the expected impairment of goodwill, for the six months ended June 30, 2014 for the Pasadena facility was a loss of $3.5 million. This compares to Adjusted EBITDA of $5.2 million in the corresponding period in 2013. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, appears below in this press release.

Outlook

Third Quarter 2014 Guidance

Rentech Nitrogen expects results for the third quarter of 2014 to be seasonally low. The partnership provided the following forecast for product deliveries, consumption of inputs and maintenance capital expenditures for the period.

Forecasted Deliveries (in thousand tons)
East Dubuque Facility
Ammonia	23
UAN	91
Urea - liquid and granular	13
Nitric acid	3
Pasadena Facility
Ammonium sulfate	165
Sulfuric acid	27
Ammonium thiosulfate	8

Forecasted Consumption in Deliveries
East Dubuque Facility
Natural gas (in million MMBtus)	2.7
Pasadena Facility (in thousand tons)
Ammonia	42
Sulfur	52
Sulfuric acid	151

Maintenance Capital Expenditures Funded by Operations (in millions)[1]	$8.4

1Reflects only maintenance capital expenditures to be funded by cash generated by operations. Includes approximately $4 million of sulfuric acid (SA) plant maintenance projects expected to be completed during the SA plant turnaround.

Full Year 2014 Guidance

Adjusted EBITDA for the East Dubuque facility is expected to be approximately $100 million in 2014, a considerable improvement from last year. The guidance reflects a third quarter outage to repair leaking tubes in the waste heat boiler within the ammonia plant.

Since May, when the partnership provided guidance for the Pasadena facility for 2014, expected margins have declined. Current prices for ammonia and sulfur, key inputs for ammonium sulfate (AS), have increased significantly. Global ammonia supplies are tight, supported by production issues in Egypt, Algeria, Trinidad and Qatar, as well as political issues in Libya and Ukraine. These factors have led the partnership to increase its forecast prices for ammonia and sulfur by approximately 15% and 30%, respectively, for the second half of the year. The partnership expects to produce 8% less AS than previously forecasted, in the second half of the year because current margins do not support some international sales to locations with lower prices. These factors have led to a revised 2014 forecast for the Pasadena facility of an Adjusted EBITDA loss of approximately $10 million.

The partnership is developing a restructured operating plan that would generate positive Adjusted EBITDA even if the pricing environment for the Pasadena facility’s key commodities were not to improve from today’s levels. The partnership expects to implement the plan in the fourth quarter of this year. The partnership has also engaged an advisory firm to help evaluate terminalling proposals it has received, and consider other opportunities to maximize the value of the site along the Houston Ship Channel.

Rentech Nitrogen provided the following updated forecast for product deliveries, consumption of inputs and maintenance capital expenditures for the full year of 2014.

Forecasted Deliveries (in thousand tons)
East Dubuque
Ammonia	173
UAN	298
Urea - liquid and granular	53
Nitric acid	13
Pasadena
Ammonium sulfate	618
Sulfuric acid	96
Ammonium thiosulfate	65

Forecasted Consumption in Deliveries
East Dubuque
Natural gas (in million MMBtus)	12.1
Pasadena (in thousand tons)
Ammonia	164
Sulfur	201
Sulfuric acid	559

Maintenance Capital Expenditures Funded by Operations (in millions)[1]	$16.7

1Reflects only maintenance capital expenditures to be funded by cash generated by operations. Includes approximately $4 million of SA plant maintenance projects expected to be completed during the SA plant turnaround.

2014 Progress

The partnership provided the following key operating metrics, progress against its forecasted product deliveries, and consumption of inputs for 2014 for the East Dubuque and Pasadena facilities:

Locked-in or Delivered
East Dubuque Facility

Deliveries[1]
Ammonia
Tons	126,000 or 73%
Average price	$545
UAN
Tons	291,000 or 98%
Average price	$278

Natural Gas in Cost of Sales[1]
(million MMBtus)	10.7 or 89%
Average cost per million MMBtus
(including transportation costs)	$5.08

Pasadena Facility

Deliveries and Commitments[1]
Ammonium sulfate
Tons	314,000 or 51%
Average price	$199

1Through June 30, 2014. Figures shown exclude the impact of natural gas sales.

Second Quarter Cash Available for Distribution

Cash available for distribution for the quarter was $5.1 million, or $0.13 per unit, which reflects a retention of $18.1 million to complete the replenishment of working capital reserves that were diminished by negative cash available for distribution in the fourth quarter of 2013. The partnership announced on July 24 that it has secured a new revolving credit facility with $50.0 million of unused capacity.

The distribution will be paid on August 29, 2014 to unit holders of record as of August 22, 2014. The calculation of the cash available for distribution appears below in this press release.

Rentech Nitrogen’s quarterly cash available for distributions are variable, based on the seasonality of planting, growing and harvesting cycles, which are influenced by weather conditions.

Conference Call with Management

Rentech Nitrogen will hold a conference call today, August 7, 2014 at 1:30 p.m. PDT, during which senior management will review the Partnership’s financial results for this period and provide an update on the business. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 800-774-6070 or 630-691-2753 and entering the pass code 9432139#. An audio webcast of the call will be available at www.rentechnitrogen.com within the Investor Relations portion of the site under the Presentations section. A replay will be available by audio webcast and teleconference from 4:00 p.m. PDT on August 7 through 11:59 p.m. PDT on August 17. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 9432139#.

Key Operating Statistics:

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
Production Tons (in thousands)
East Dubuque Facility:
Ammonia	85	76	163	150
Ammonia Available for Sale (included in line above)	48	35	85	69
UAN	71	73	150	150
Other Products (excludes CO2)	74	78	151	153
Pasadena Facility:
Ammonium Sulfate	144	124	290	251
Sulfuric Acid	100	122	229	254
Ammonium Thiosulfate	15	15	35	31
Delivered Tons (in thousands)
East Dubuque Facility:
Ammonia	72	41	79	52
UAN	82	59	131	120
Other Products (excludes CO2)	17	20	33	35
Pasadena Facility:
Ammonium Sulfate	174	114	286	168
Sulfuric Acid	20	39	41	80
Ammonium Thiosulfate	21	25	43	40

Average Price per Delivered Ton
East Dubuque Facility:
Ammonia	$548	$741	$547	$740
UAN	$309	$360	$292	$330
Pasadena Facility:
Ammonium Sulfate	$202	$289	$197	$299
Sulfuric Acid	$95	$99	$89	$99
Ammonium Thiosulfate	$106	$187	$147	$191

Input Costs
East Dubuque Facility:
Natural Gas
Natural Gas Used in Production (Thousand MMBtus)	3,030	2,737	5,888	5,484
Average Natural Gas Cost per MMBtu, including transportation cost	$4.99	$4.36	$5.08	$4.17

Natural Gas Cost in Cost of Sales (Thousand MMBtus)	4,100	2,763	5,621	4,416
Average Natural Gas Cost per MMBtu, including transportation cost	$5.08	$4.12	$5.13	$4.06

Input Costs
Pasadena Facility:
Ammonia
Ammonia Used in Production (Thousand Tons)	39	34	79	68
Ammonia in Cost of Sales (Thousand Tons)	47	32	78	48
Sulfur
Sulfur Used in Production (Thousand Tons)	37	44	84	92
Sulfur in Cost of Sales (Thousand Tons)	55	48	94	78
On-Stream Rates[1]:
East Dubuque Facility:
Ammonia	100.0%	100.0%	100.0%	100.0%
UAN	100.0%	97.8%	98.9%	99.1%
Pasadena Facility:
Ammonium Sulfate	81.9%	83.8%	81.5%	82.9%
Sulfuric Acid	99.2%	95.5%	98.8%	97.4%

1 The on-stream factors for the ammonia, UAN, ammonium sulfate and sulfuric acid plants equal the total days the applicable plant operated in any given period, divided by the total days in that period.

Rentech Nitrogen Partners, L.P.
Selected Financial Results
(Amounts in Thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)

Revenues	$113,609	$103,956	$169,889	$163,520
Cost of Sales	85,390	64,108	127,906	100,953
Gross Profit	28,219	39,848	41,983	62,567
Operating Expenses
Selling, general and administrative expense	4,504	4,901	9,782	9,642
Depreciation and amortization	375	908	708	1,856
Other (income) expense	228	(7)	222	8
Total Operating Expenses	5,107	5,802	10,712	11,506
Operating Income[1]	23,112	34,046	31,271	51,061

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

Rentech Nitrogen Partners, L.P.
Selected Financial Results
(Stated in Thousands)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues
East Dubuque	$73,943	$61,717	$102,434	$96,266
Pasadena	39,666	42,239	67,455	67,254
Total Segment Revenues	$113,609	$103,956	$169,889	$163,520

Gross Profit (Loss)
East Dubuque	$32,952	$37,493	$45,350	$56,239
Pasadena	(4,733)	2,355	(3,367)	6,328
Total Segment Gross Profit	$28,219	$39,848	$41,983	$62,567

Selling, General and Administrative Expense
East Dubuque	$1,088	$1,097	$2,221	$2,442
Pasadena	1,247	1,342	3,076	2,584
Total Segment Selling, General and Administrative Expense	$2,335	$2,439	$5,297	$5,026

Depreciation and Amortization
East Dubuque	$38	$33	$75	$106
Pasadena	337	875	633	1,750
Total Depreciation and Amortization Recorded in Operating Expenses	$375	$908	$708	$1,856

Operating Income (Loss)
East Dubuque	$31,598	$36,370	$42,832	$53,683
Pasadena[1]	(6,317)	138	(7,076)	1,994
Total Segment Operating Income[1]	$25,281	$36,508	$35,756	$55,677

Reconciliation of Segment Operating Income to Consolidated Operating Income:
Segment operating income	$25,281	$36,508	$35,756	$55,677
RNF – Partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,169)	(2,462)	(4,485)	(4,616)
Consolidated Operating Income[1]	$23,112	$34,046	$31,271	$51,061

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

Rentech Nitrogen Partners, L.P.
Selected Financial Data
(Stated in Thousands)

	As of	As of
	June 30, 2014	December 31, 2013
	(unaudited)
Cash	$20,100	$34,060
Total Debt	320,000	320,000

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as operating income, excluding the impact of the expected impairment of goodwill at the Pasadena facility, plus depreciation and amortization. As used in this table, we calculate cash available for distribution as Adjusted EBITDA plus non-cash compensation expense minus the sum of maintenance capital expenditures not funded by financing proceeds, net interest expense and cash reserved for working capital purposes. Adjusted EBITDA and cash available for distribution are used as supplemental financial measures by management and by external users of our financial statements, such as investors and commercial banks, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
  our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Adjusted EBITDA and cash available for distribution should not be considered alternatives to any measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and cash available for distribution may have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA and cash available for distribution presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

The table below reconciles Adjusted EBITDA, which is a non-GAAP financial measure, to operating income (loss)1 for the three months ended June 30, 2014. It also reconciles cash available for distribution to Adjusted EBITDA, both of which are non-GAAP financial measures, for the three months ended June 30, 2014.

	For the Three Months Ended June 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)[1]	$31,598	$(6,317)	$(2,169)	$23,112
Plus: Depreciation and amortization	5,155	2,474	-	7,629
Adjusted EBITDA	$36,753	$(3,843)	$(2,169)	$30,741
Plus: Non-cash compensation expense	-	-	379	379
Less: Maintenance capital expenditures	(2,173)	(8,234)	-	(10,407)
Plus: Portion of capital expenditures financed	-	7,229	-	7,229
Less: Net interest expense	(22)	-	(4,787)	(4,809)
Less: Cash reserved for working capital purposes	-	-	(18,077)	(18,077)
Cash available for distribution	$34,558	$(4,848)	$(24,654)	$5,056
Cash available for distribution, per unit	$0.89	$(0.12)	$(0.63)	$0.13
Common units outstanding	38,893	38,893	38,893	38,893

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles Adjusted EBITDA to operating income (loss) for the three months ended June 30, 2013.

	For the Three Months Ended June 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)	$36,370	$138	$(2,462)	$34,046
Plus: Depreciation and amortization	2,483	1,905	-	4,388
Adjusted EBITDA	$38,853	$2,043	$(2,462)	$38,434

The table below reconciles Adjusted EBITDA to operating income (loss)1 for the six months ended June 30, 2014.

	For the Six Months Ended June 30, 2014
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)[1]	$42,832	$(7,076)	$(4,485)	$31,271
Plus: Depreciation and amortization	7,397	3,536	-	10,933
Adjusted EBITDA	$50,229	$(3,540)	$(4,485)	$42,204

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

The table below reconciles Adjusted EBITDA to operating income (loss) for the six months ended June 30, 2013.

	For the Six Months Ended June 30, 2013
(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(unaudited)
Operating income (loss)	$53,683	$1,994	$(4,616)	$51,061
Plus: Depreciation and amortization	4,788	3,207	-	7,995
Adjusted EBITDA	$58,471	$5,201	$(4,616)	$59,056

The table below reconciles forecasted Adjusted EBITDA to operating income (loss)1 for the twelve months ending December 31, 2014 for the East Dubuque and Pasadena facilities.

	For the Twelve Months Ending December 31, 2014

(Stated in thousands, except per unit data)	East Dubuque Facility	Pasadena Facility
	(Unaudited)
Operating Income (Loss)[1]	$83	$(17)
Plus: Depreciation and amortization	17	7
Adjusted EBITDA	$100	$(10)

1Excludes the impact of the expected impairment of goodwill related to the Pasadena facility.

About Rentech Nitrogen, L.P.

Rentech Nitrogen (www.rentechnitrogen.com) was formed by Rentech, Inc. to own, operate and expand its nitrogen fertilizer business. Rentech Nitrogen’s assets consist of two fertilizer production facilities owned by its operating subsidiaries. The East Dubuque facility is located in the northwestern corner of Illinois, and uses natural gas as a feedstock to produce primarily anhydrous ammonia and UAN solution for sale to customers in the Mid Corn Belt. The Pasadena facility is located in Pasadena, Texas, along the Houston Ship Channel; it uses ammonia and sulfur as feedstocks to produce ammonium sulfate and ammonium thiosulfate fertilizers, and sulfuric acid. Rentech Nitrogen is the largest producer of synthetic granulated ammonium sulfate fertilizer in North America, with sales in the United States and internationally.

Forward-Looking Statements

This press release contains forward-looking statements about matters such as: an expected impairment of goodwill related to the Pasadena Facility; the expected filing date of our quarterly report on Form 10-Q; our plans for restructuring operations at the Pasadena facility; our forecasts for 2014; our forecasts for 2014; the outlook for our nitrogen fertilizer businesses; and trends in the pricing and demand for our nitrogen fertilizer products. These statements are based on management’s current expectations. Actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in Rentech Nitrogen’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available on Rentech Nitrogen’s website at www.rentechnitrogen.com. The forward-looking statements in this press release are made as of the date of this press release. Rentech Nitrogen does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Qualified Notice to Nominees and Brokers

This release is intended to serve as a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Rentech Nitrogen’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Rentech Nitrogen’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

CONTACT:
Rentech Nitrogen Partners, L.P.
Julie Dawoodjee Cafarella
Vice president of Investor Relations and Communications
310-571-9800
ir@rnp.net